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                                                        EXHIBIT 23.3

                           [HUDDLESTON LETTERHEAD]


                  CONSENT OF INDEPENDENT PETROLEUM ENGINEER


Gentlemen:

Huddleston & Co., Inc. hereby consents to the use of its name, use of its audit report, and reference to it regarding its audit of the Benton Oil and Gas Company reserve reports, prepared by Benton Oil and Gas Company, dated
January 24, 1996, in the Form S-4 Registration Statement of Benton Oil and Gas Company registering the offer to exchange an aggregate of $125 million of 11-5/8% Senior Notes due 2003, for the $125 million aggregate principal amount of outstanding 11-5/8% Senior Notes due 2003.


                                HUDDLESTON & CO., INC.


                                By:   /s/ Peter D. Huddleston
                                  --------------------------------------------
                                     Peter D. Huddleston, P.E., President


Date:  June 14, 1996